UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2011

AIRGAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9344	56-0732648
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

259 North Radnor-Chester Rd., Radnor, PA.		19087-5283
(Address of principal executive offices)		(Zip Code)

(610) 687-5253

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 19, 2011, Airgas, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement, dated as of July 19, 2011 (the “Amended and Restated Credit Agreement”) by and among the Company, certain of its subsidiaries as additional borrowers (together with the Company, the “Borrowers”), Bank of America, N.A. as administrative agent and the lenders named therein. The Amended and Restated Credit Agreement consists of a $650 million U.S. dollar revolving credit line, with a $65 million dollar letter of credit sublimit and a $50 million dollar swingline sublimit, and a $100 million (U.S. dollar equivalent) multi-currency revolving credit line. Under circumstances described in the Amended and Restated Credit Agreement, the revolving credit line may be increased by an additional $325 million, provided that the multi-currency revolving credit line may not be increased by more than an additional $50 million.

The Company entered into the Amended and Restated Credit Agreement to amend and restate the previous Credit Agreement, dated as of September 13, 2010, by and among the Borrowers, Bank of America, N.A. as administrative agent and the lenders named therein. The amendments effected by the Amended and Restated Credit Agreement include the extension of the maturity date of the facility from September 13, 2014 to July 19, 2016, a reduction in the applicable rates, and a reduction in the commitment fee from 0.35% to 0.20% per annum. The applicable rates (as described in more detail below) were reduced by a percentage ranging from 0.625% to 1.125% per annum, depending on the credit rating of Airgas’ non-credit enhanced, senior unsecured long-term debt. The current applicable rates were reduced from 2.125% to 1.250% per annum (with respect to Eurocurrency Rate borrowings) and from 1.125% to 0.250% per annum (with respect to U.S. Base Rate borrowings).

The U.S. dollar revolving credit line and the multi-currency revolving credit line may bear interest at either a eurocurrency rate (the “Eurocurrency Rate”) plus an applicable rate or a U.S. base rate (the “U.S. Base Rate”) plus an applicable rate. The Eurocurrency Rate is equal to the British Bankers Association LIBOR Rate and is subject to adjustment for reserve requirements and mandatory costs. The U.S. Base Rate is equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus 1.0% per annum. The applicable rate is determined with reference to the credit rating of Airgas’ non-credit enhanced, senior unsecured long-term debt. A commitment fee payable on the actual daily unused portion of the credit facility is determined with reference to the credit rating of Airgas’ non-credit enhanced, senior unsecured long-term debt. Swingline loans are not considered utilization of the credit facility for purposes of this calculation.

The Amended and Restated Credit Agreement contains customary affirmative and negative covenants, including a financial covenant whereby the ratio of funded indebtedness to consolidated EBITDA may be no greater than 3.5 to 1.0. The Amended and Restated Credit Agreement contains certain customary events of default, including, without limitation, failure to make payments, a cross-default to certain other debt, breaches of covenants, breaches of representations and warranties, certain monetary judgments and bankruptcy and ERISA events.

As of July 19, 2011, the Company has borrowings under the Amended and Restated Credit Agreement of $428.0 million, €9.03 million, £14.316 million and C$5.0 million.

The foregoing description does not constitute a complete summary of the Amended and Restated Credit Agreement and is qualified by reference in its entirety to the full text of the Amended and Restated Credit Agreement, which is filed herewith as an exhibit and incorporated in this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is being filed herewith:

10.1	Amended and Restated Credit Agreement, dated as of July 19, 2011, among Airgas, Inc., the subsidiary borrowers referred to therein, Bank of America, N.A. as administrative agent and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 22, 2011	AIRGAS, INC.
(Registrant)
	BY:	/s/ Thomas M. Smyth
Thomas M. Smyth
Vice President & Controller
(Principal Accounting Officer)

Exhibit Index

Exhibit 10.1	Amended and Restated Credit Agreement, dated as of July 19, 2011, among Airgas, Inc., the subsidiary borrowers referred to therein, Bank of America, N.A. as administrative agent and the lenders party thereto.